Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

NEWS RELEASE

GLATFELTER COMPLETES ACQUISITION
OF CONCERT INDUSTRIES CORP.

YORK, PA – February 12, 2010 – Glatfelter (NYSE: GLT) announced today that it has completed its previously announced acquisition of Concert Industries Corp. from Brookfield Special Situations Management Limited, an affiliate of Brookfield Asset Management Inc. (NYSE:BAM), for Canadian $246.5 million (U.S. $235 million) subject to a post-closing working capital adjustment.

Concert is a leading global supplier of highly absorbent cellulose-based airlaid non-woven materials, used to manufacture a diverse range of consumer and industrial products for growing global end-use markets, including feminine hygiene and adult incontinence products, specialty wipes and food pads.  Approximately 80 percent of Concert’s sales come from the feminine hygiene market, which is expected to grow at a compound annual rate of approximately 5 percent for the next four years.

“We are thrilled to add to the Glatfelter family of products another industry-leading global business that sells highly specialized, engineered fiber-based products to niche markets,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “This acquisition combines the strengths of two highly regarded specialty producers and will build upon our respective relationships with premier global consumer products companies.”

Glatfelter financed the acquisition through a combination of cash on hand, proceeds from the 7 1/8% unsecured senior notes issued on February 5, 2010 and borrowings under its existing revolving credit agreement.

Glatfelter will operate Concert as a third business unit along with its Specialty Papers and Composite Fibers business units. For more information on this new business unit, please visit: www.glatfelter.com.

Caution Concerning Forward-Looking Statements
Certain statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business; demand for or pricing of its products; changes in tax legislation, governmental laws, regulations and policies; initiatives of regulatory authorities; acquisition integration risks; technological changes and innovations; market growth rates; cost-reduction initiatives and other factors.  In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter
Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom, Canada and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales exceed $1 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information is available at www.glatfelter.com.

Contacts
Investors	Media:
John P. Jacunski	William T. Yanavitch
John.Jacunski@glatfelter.com	William.Yanavitch@glatfelter.com

(717) 225-2794	(717) 225-2747